Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Retirement Savings Plan of BNY ESI and Co., Inc. (the “Plan”) of our report dated June 7, 2004, with respect to the financial statements and schedule of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

New York, New York

June 23, 2004

/S/    ERNST & YOUNG LLP